Exhibit 2.1

CONFIDENTIAL

AMENDMENT TO THE SHARE PURCHASE AGREEMENT

THIS AMENDMENT AGREEMENT (this “Amendment”), is made and entered into as of April 9, 2022, by and among DoorDash, Inc., a Delaware corporation (“Acquiror”), Wolt Enterprises Oy (business identity code 2646674-9), a limited liability company incorporated and existing under the laws of Finland (the “Company”) and Mikko Kuusi, solely in the capacity as the representative of the Securityholders (the “Securityholder Representative”), and amends the Share Purchase Agreement entered into by the same parties on November 9, 2021 (the “Agreement”). The Acquiror, the Company and the Securityholder Representative are each sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS:

(A)	The Parties desire to amend the Agreement; and

(B)	Section 12.5 of the Agreement permits amendments to the Agreement at any time prior to the Closing by execution and delivery of an instrument in writing signed by each of the Parties.

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants and agreements set forth herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties hereby agree as follows:

1.	INTERPRETATION

Capitalized terms used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

2.	AMENDMENTS TO THE AGREEMENT

The Agreement is hereby amended as follows:

2.1	Section 1.1(a) and Section 1.1(b) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(a) Purchase. Upon and subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Acquiror or Acquiror’s designee, and Acquiror shall purchase from each Seller for the consideration set forth in Section 1.1(d), all legal and beneficial right, title and interest in and to all shares of Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) held by such Seller free and clear of all Liens (other than restrictions on the ability of Acquiror to transfer such shares of Company Capital Stock following the Closing arising solely under applicable federal or state securities Laws of general application) and as a result of such acquisitions Acquiror will own all of the shares of Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) previously held by such Sellers (such transactions being referred to herein, collectively, as the “Purchase”).

(b) Transfer of Title. At the Closing, the ownership of the Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) held by each Seller shall pass from such Seller to the Acquiror, in exchange for the right to receive the payment of the consideration set out in Section 1.1(d) at the times and in the manner provided in this Agreement.”

2.2	Section 1.1(c)(i) and Section 1.1(c)(ii) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(i) Joinders & Solicitation. Promptly following the Registration Statement Effective Date: (A) and in any event within 72 hours following a written notice from Acquiror to the Company and the Securityholder Representative of the occurrence of the Registration Statement Effective Date, the Company shall use its reasonable best efforts to cause each Supporting Stockholder to deliver a duly executed Joinder Agreement to the Company and Acquiror in accordance with the terms and conditions of its Support Agreement; and (B) the Company and each Seller shall, in accordance with applicable Laws, use reasonable best efforts to cause each other Stockholder (including any Securityholder subject to a Pending Exercise) that has not, as of such time, duly executed and delivered a Joinder Agreement to the Company and Acquiror, to duly execute and deliver a binding Joinder Agreement to the Company and Acquiror as promptly as practicable following the Registration Statement Effective Date.

(ii) Company Stockholders Agreements. If the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) within 40 days following the receipt of written notice from Acquiror of the occurrence of the Registration Statement Effective Date, the Company and each Supporting Stockholder shall (within 2 Business Days thereafter) commence the Drag-Along Exercise and cause the Drag-Along Exercise to remain effective through the completion of the Purchase, including by delivering such notices and exercising such rights as may be available under, and, in the case of the Sellers, enforcing (including through the commencement of litigation or, if applicable, arbitration), the Drag-Along Provisions and the other applicable terms of the Company Stockholders Agreement and taking such other actions as may be reasonably necessary or advisable or requested by Acquiror in connection with the foregoing. In furtherance and not in limitation of the foregoing, if the Company and Acquiror have not received duly executed Joinder Agreements from Stockholders representing 100% of the outstanding Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) as of the day prior to the anticipated Closing Date, the Company, each Supporting Stockholder and each other Seller party to this Agreement as of such time shall cause the Joinder Agreement and each other Exchange Document to be executed as of the Closing Date by the appropriate Representative of the Company, as applicable, on behalf of each other Stockholder (including any Securityholder subject to a Pending Exercise) that has not, as of such time, duly executed and delivered a binding Joinder Agreement to the Company and Acquiror, as such Person’s agent and attorney pursuant to the Company Stockholders Agreements (and in accordance with applicable Law), and shall deliver such executed Joinder Agreement and other Exchange Documents to Acquiror and the Drag Completion Date (as defined in the Company Stockholders Agreements) specified in any such notice, to the extent required to be included therein and known, shall be the anticipated Closing Date. Without limiting the obligations of the Supporting Stockholders, the Sellers agree that the Company shall be entitled, and the Company is hereby duly authorized, to take any and all actions that may be required to effectively enforce the Drag-Along Provisions and defend against any claims or challenges by any Stockholder regarding the Drag-Along Provisions, in accordance with applicable Laws.”

2.3	Section 1.1(d) and Section 1.1(e) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(d) Consideration.

(i) Seller Consideration. In consideration for the Purchase pursuant to Section 1.1(a), upon the Closing and subject to reduction for the holdback and escrow of the Escrow Shares as provided in Section 2.3, each Seller shall be entitled to, with respect to each share of Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) that is held by such Seller, the following: (x) the Per Share Closing Stock Consideration (in the case of each Key Employee, subject to the applicable Stock Restriction Agreement); and (y) the right to receive the consideration payable with respect to such share of Company Capital Stock (if any) pursuant to Section 2.3(e), Section 8.11(b) and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, as applicable.

(ii) Company Preferred Stock Preference.

(A) Preferred Stock Preference Amount. Notwithstanding Section 1.1(d)(i), with respect to each share of Company Preferred Stock that is outstanding as of immediately prior to the Closing, if the Per Share Preference Amount with respect to such share of Company Preferred Stock is greater than the Per Share Reference Amount (such shares of Company Preferred Stock, the “Preference Eligible Company Preferred Stock,” and such excess amount with respect to each such share of Company Preferred Stock, the “Liquidation Preference Top-Up Amount”), then in addition to the consideration payable with respect to such share pursuant to Section 1.1(d)(i), upon the Closing and subject to the reduction and escrow of the Escrow Shares as provided in Section 2.3, each Seller holding a share of Preference Eligible Company Preferred Stock shall be entitled to receive in the Purchase with respect thereto a number of Acquiror Shares equal to (x) the Liquidation Preference Top-Up Amount with respect to such share of Preference Eligible Company Preferred Stock divided by (y) the Acquiror Share Closing Trading Price. For purposes of this Agreement, the following terms shall have the following meanings: (1) “Liquidation Preference Top-Up Shares” means the Acquiror Shares (if any) issuable pursuant to this Section 1.1(d)(ii)(A); (2) “Liquidation Preference Top-Up Share Number” means the aggregate number of Acquiror Shares issuable pursuant to this Section 1.1(d)(ii)(A) with respect to all shares of Company Preferred Stock (calculated, for the avoidance of doubt, (x) as if all holders of Company Preferred Stock were a party to this Agreement as Sellers and entitled to receive such consideration hereunder and (y) including all Acquiror Shares issuable pursuant to this Section 1.1(d)(ii) that will be deposited into the Indemnity Escrow Fund pursuant to Section 2.3(e)). For purposes of clarity, the calculation of the “Per Share Closing Stock Consideration,” “Liquidation Preference Top-Up Share Number” and the “Liquidation Preference Top-Up Shares” shall be performed using an iterative calculation in order to take into account the reduction to the Total Share Consideration resulting from the reduction of such amount by the Liquidation Preference Top-Up Shares. Set forth on Schedule 1.1(d)(ii)(A) is an illustrative example reflecting certain terms and calculations referenced in this Agreement (the “Illustrative Purchase Price Allocation Schedule”).

(B) Seller Acknowledgements. Each Seller agrees that (1) the consideration payable to each holder of a share of Company Capital Stock in connection with the Purchase pursuant to this Section 1.1(d) including with respect to the method of calculating the amount of consideration that each holder of Company Capital Stock is entitled to receive with respect to the preference amounts (or otherwise) pursuant to the Company Majority Stockholder

Agreement, the Company Minority Stockholder Agreement or the Company Charter Document (collectively, the “Payment Rights”) is and shall constitute the sole and exclusive consideration that such holder is entitled to receive in connection with the Purchase, (2) the Acquiror Shares payable to such holder pursuant to Section 1.1(d)(i) and Section 1.1(d)(ii)(A), as applicable, shall satisfy in full the Payment Rights, and (3) no Seller shall have any further claim, and each Seller expressly waives any claim, with respect to or in any way related to any Payment Rights or any rights to receive any shares of Company Capital Stock following the Closing (other than with respect to Pending Exercises that are transferred to Acquiror pursuant to Section 1.1(d)).

(C) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

a) “Acquiror Share Closing Trading Price” means an amount equal to the volume weighted average price per share rounded to four (4) decimal places (with amounts 0.00005 and above rounded up) of the Acquiror Shares on the NYSE for the ten (10) consecutive trading days ending with the complete trading day ending on the date that is four (4) trading days prior to the Closing Date, with such amount converted into Euros using the Closing Euro Exchange Rate;

b) “Per Share Preference Amount” means, with respect to each share of Company Preferred Stock, the amount in Euros set forth opposite such share of Company Preferred Stock on Schedule 1.1(d)(ii)(C)b); and

c) “Per Share Reference Amount” means an amount equal to (x) the Acquiror Share Closing Trading Price multiplied by (y) the Per Share Closing Stock Consideration.

(e) Shareholder and Company Consent and Waiver. The Company and each Seller hereby irrevocably (i) waive any rights of pre-emption and rights of first refusal in relation to, and (ii) the Company irrevocably undertakes to give its consent for the Purchase and the other transactions hereunder, in each case as may be required under the Company Charter Document and the Company Stockholders Agreements or otherwise.”

2.4	Section 1.1(g) and Section 1.1(h) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(g) Calculation of Consideration. For purposes of calculating the aggregate amount of Acquiror Shares issuable to each Seller pursuant to Section 1.1(d), all shares of the Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) held by each such Seller, as applicable, shall be aggregated on a Seller-by-Seller basis, and the number of Acquiror Shares to be issued to each Seller in exchange for such shares of Company Capital Stock held by such Seller, as applicable, shall be rounded up to the nearest whole number.

(h) Company Options.

(i) General. At the Closing, each Company Option that is outstanding and unexercised as of immediately prior to the Closing shall be cancelled and extinguished solely for (and Acquiror shall issue, upon and subject to the terms of this Agreement) the consideration as set forth in this Section 1.1(h), as applicable. For the avoidance of doubt, if a holder of any share of Company Common Stock issued or issuable pursuant to a Pending Exercise is entitled to consideration for such share pursuant to Section 1.1(d), then no consideration shall be payable with respect to the relevant underlying Company Option under this Section 1.1(h).

(ii) Unvested Company Options.

(A) At the Closing and without any action on the part of Acquiror, each Unvested Company Option that is outstanding immediately prior to the Closing shall be cancelled and extinguished. Subject to the other terms of this Section 1.1(h)(ii), with respect to any Unvested Company Option held by a Continuing Optionee, such Continuing Optionee shall be entitled to the following: in lieu of such Unvested Company Option, Acquiror shall grant an award of restricted stock units covering Acquiror Shares (a “Substitute RSU”) subject to the terms and conditions of the applicable Acquiror equity incentive plan and any applicable award agreement thereunder such that each Substitute RSU grant shall cover that number of Acquiror Shares equal to the product of (x) the number of shares of Company Capital Stock with respect to which such Unvested Company Option was unvested as of immediately prior to the Closing multiplied by (y) an amount equal to (1) the Per Share Closing Stock Consideration, minus (2) an amount equal to the quotient of (A) the aggregate per share exercise price of such Unvested Company Option divided by (B) €177.7454, with any resulting fractional share rounded to the nearest whole Acquiror Share.

(B) Unless otherwise set forth in a Stock Restriction Agreement, each Substitute RSU shall commence vesting on the first Acquiror Vesting Date on or after the later of (i) the twelve (12) month anniversary of the date on which the applicable Unvested Company Option was granted by the Company and (ii) the date that is one (1) month following the Closing Date (such applicable date, the “First Substitute RSU Vesting Date”) and continue vesting in equal quarterly installments on each Acquiror Vesting Date thereafter through the end of the applicable Unvested Company Option Vesting Period, in all cases, subject to the holder’s continued employment with Acquiror, the Company or one of their Subsidiaries; provided, however, that the portion of the Substitute RSU that vests on the First Substitute RSU Vesting Date shall equal (x) in the case of clause (i) above where no portion of the Company Option related to such Substitute RSU vested prior to the Closing, 25% of the total Substitute RSU and (y) in all other cases, the same portion of the Substitute RSU that otherwise would have been vested on the First Substitute RSU Vesting Date if the Substitute Option had vested on its original vesting schedule following the Closing Date during the applicable Unvested Company Option Vesting Period.

(C) Following the Closing, with respect to each Unvested Company Option, Acquiror shall grant the additional Substitute RSUs required to be granted by Acquiror pursuant to Section 8.11 (if any) at the time and in the manner contemplated by such section (such amount, the “Post-Closing Adjustment RSUs”).

(D) Notwithstanding the foregoing, the terms of each Substitute RSU shall provide for the following: (X) a number of Acquiror Shares issuable pursuant to such Substitute RSU equal to the Indemnity Escrow Number multiplied by the Pro Rata Indemnity Escrow Portion with respect to such Substitute RSU (the “Indemnity Escrow Substitute RSUs”) shall not vest or settle until the satisfaction of the conditions for the release to the holder thereof, and shall be subject to cancellation, pursuant to the terms set forth in Section 2.3(e), Section 8.11, Section 10.4 and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, subject to the terms of any Stock Restriction Agreement, (Y) a number of Acquiror Shares issuable pursuant to such Substitute RSU equal to the True-Up Escrow Share

Number multiplied by the Pro Rata Contribution Escrow Portion with respect to such Substitute RSU (the “True-Up Escrow Substitute RSUs”) shall not vest or settle until the satisfaction of the conditions for the release to the holder thereof, and shall be subject to cancellation, pursuant to the terms set forth in Section 2.3(e), Section 8.11, Section 10.4 and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, subject to the terms of any Stock Restriction Agreement and (Z) each Post-Closing Adjustment RSU shall only be issuable at the times and in the manner set forth in Section 8.11(b) and shall be subject to the terms of any applicable Stock Restriction Agreement.

(iii) Vested Company Options.

(A) Substitution-Eligible Vested Company Options.

a) At the Closing, each Substitution-Eligible Vested Company Option shall be cancelled and extinguished and Acquiror shall grant to the holder thereof in substitution of such Substitution-Eligible Vested Company Option, subject to such holder being a Continuing Optionee and subject to the terms and conditions of the applicable Acquiror equity incentive plan and any applicable award agreement thereunder, an option to purchase Acquiror Shares (each, a “Substitute Option”) such that each Substitute Option will entitle the holder to receive upon exercise a number of Acquiror Shares equal to the following: (x) the number of shares of Company Capital Stock that were issuable upon the exercise of such Substitution-Eligible Vested Company Option as of immediately prior to the Closing, multiplied by (y) the Per Share Closing Stock Consideration, with any resulting fractional share rounded up to the nearest whole share. Following the Closing, with respect to each Substitution-Eligible Vested Company Option, Acquiror shall grant the additional Substitute Options required to be granted by Acquiror pursuant to Section 8.11(b) (if any), at the time and in the manner contemplated in such Section.

b) Each portion of a Substitute Option will have an exercise price per Acquiror Share issuable upon the exercise thereof equal to (x) the exercise price per share of such Substitution-Eligible Vested Company Option as of immediately prior to the Closing divided by (y) the Per Share Closing Stock Consideration (which exercise price will be subject to a one-time conversion from Euros into U.S. dollars by taking the arithmetic mean of the average bid and ask spot rates displayed at 12 noon London time from Euros to U.S. dollars as reported by Bloomberg L.P. on the screen EUR Curncy BFIX on each of the ten (10) consecutive trading days ending with the trading day ending four (4) Business Days prior to the Closing Date), rounded up to the nearest cent.

c) Except as otherwise provided in an applicable Stock Restriction Agreement and the proviso hereto, each portion of a Substitute Option will be fully vested and exercisable for the remainder of the term applicable to such Substitution-Eligible Vested Company Option in accordance with the applicable Acquiror equity incentive plan and any applicable award agreement thereunder;

provided, however, that (W) in respect of the Finnish tax residents, no portion of the Substitute Option will be exercisable until the one-year anniversary of the date the corresponding Substitution-Eligible Vested Company Option was granted by the Company; (X) a number of Acquiror Shares issuable upon exercise of the Substitute Options equal to the Indemnity Escrow Number multiplied by the Pro Rata Indemnity Escrow Portion with respect to such Substitute Options (the “Indemnity Escrow Substitute Options”) will be vested on the Closing, but will not be exercisable on the Closing Date and instead will only become exercisable upon the satisfaction of the conditions of the release to the holder thereof, and will be subject to cancellation, pursuant to the terms set forth in Section 2.3(e), Section 8.11, Section 10.4 and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, as applicable; (Y) a number of Acquiror Shares issuable upon exercise of the Substitute Options equal to the True-Up Escrow Share Number multiplied by the Pro Rata Contribution Escrow Portion with respect to such Substitute Options (the “True-Up Escrow Substitute Options”) will be vested on the Closing, but will not be exercisable on the Closing and instead will only become exercisable upon the satisfaction of the conditions of the release to the holder thereof, and will be subject to cancellation, pursuant to the terms set forth in Section 2.3(e), Section 8.11, Section 10.4 and Section 10.5, in each case, at the time and in the manner contemplated in each such Section, as applicable; and (Z) upon the termination of such Continuing Optionee’s status as a “Service Provider” (as defined in the applicable Acquiror equity incentive plan), the then-outstanding portion of the Substitute Option will be exercisable for three (3) months following the termination date (or twelve (12) months in the case of such Continuing Optionee’s death or “Disability” (as defined in the applicable Acquiror equity incentive plan)), but in no event later than the original maximum term of such Substitute Option; provided, however, (1) if such termination occurs prior to the date that the Substitute Option has become exercisable pursuant to clause (W) above, then the Substitute Option shall remain outstanding until the date that is three (3) months following the date that the Substitute Option would have become exercisable pursuant to clause (W) above, and (2) if such termination occurs prior to the date any then-outstanding portion of the Indemnity Escrow Substitute Option or True-Up Escrow Substitute Option has become exercisable (in accordance with clause (X) and (Y) above, respectively), then such portion will remain outstanding until either (a) the conditions of the release of such Indemnity Escrow Substitute Option or True-Up Escrow Substitute Option (or portion thereof) to the holder thereof pursuant to the Sections referenced in clause (X) and (Y) above, respectively, have been met, in which case such portion will remain exercisable for three (3) months following the date such conditions are satisfied or (b) the Indemnity Escrow Substitute Option or True-Up Escrow Substitute Option (or any portion thereof) has been cancelled pursuant to the Sections referenced in clause (X) or (Y) above, respectively, in which case such portion of the Indemnity Escrow Substitute Option or True-Up Escrow Substitute Option, as applicable, will be immediately forfeited to Acquiror at no cost to Acquiror.

(B)Stock-Eligible Vested Company Options. At the Closing, each Stock-Eligible Vested Company Option that is outstanding immediately prior to the Closing shall be cancelled and extinguished. Subject to reduction for the holdback and escrow of the Escrow Shares as provided in Section 2.3, each holder thereof shall be entitled to receive (subject to the execution and delivery to Acquiror of an Optionholder Acknowledgement and Waiver (as defined below) no later than the Post-Closing Deadline (as defined below)) the following: (i) a number of Acquiror Shares equal to the product of (x) the number of shares of Company Capital Stock issuable with respect to such Stock-Eligible Vested Company Option as of immediately prior to the Closing multiplied by (y) an amount equal to (1) the Per Share Closing Stock Consideration, minus (2) an amount equal to the quotient of (A) the aggregate per share exercise price of such Stock-Eligible Vested Company Option divided by (B) €177.7454, with any resulting fractional share rounded to the nearest whole Acquiror Share, and (ii) the consideration payable with respect to such Stock-Eligible Vested Company Option (if any) pursuant to Section 2.3(e), Section 8.11 and Section 10.5, in each case, at the time and in the manner contemplated in each such section, as applicable; provided, however, that if a holder of a Stock-Eligible Vested Company Option has not duly executed and delivered to Acquiror an Optionholder Acknowledgement and Waiver (as defined below) prior to the date that the Final Total Consideration Adjustment Amount has been determined pursuant to Section 8.11(b) (the “Post-Closing Deadline”), then such holder shall not be entitled to the consideration contemplated by this Section 1.1(h)(iii)(B), and such holder shall not be entitled to receive any consideration with respect to such Stock-Eligible Vested Company Options (which, for the avoidance of doubt, shall have terminated at Closing).

(iv) Company Actions; Option Notice.

(A) Prior to the Closing, and subject to the prior review and approval of Acquiror (acting reasonably), the Company shall take, and the Sellers shall cause the Company to take, all actions necessary or advisable to effect the cancellation of the Company Options as of the Closing and to otherwise effect the transactions contemplated by this Section 1.1(h) under the applicable Plan and any Contract applicable to any Company Options (whether written or oral, formal or informal).

(B) The Company undertakes to request promptly a binding statement from the Finnish Employment Fund confirming that the one-year vesting period (cliff) applicable to the Substitute Options pursuant to Section 1.1(h)(iii)(A) has commenced on the date of grant of the Company Options by the Company.

(C) The Company shall (1) permit Acquiror to review and comment upon any filing, application or other communication proposed to be submitted by the Company to any of the Finnish Employment Fund, shall include all good faith comments of Acquiror thereto, and shall permit Acquiror, to the extent permitted by applicable Law, to participate in any such submission and any resulting process of the Finnish Employment Fund related thereto; (2) to the extent permitted by applicable Law, promptly inform Acquiror of any material communication between the Company and the Finnish Employment Fund related to or arising from the matters contemplated by this Section 1.1(h)(iv); and (3) make or cause to be made, as soon as reasonably practicable and in any event in accordance with any relevant time limit or deadline, a response to any formal or informal request for supplemental information or documentary material received from the Finnish Employment Fund and shall provide Acquiror with a reasonable amount of time to review and comment upon, and shall include all good faith comments received from Acquiror to, any such response prior to its dissemination to the Finnish Employment Fund.

(D) In connection with the process set out in clause (B) of Section 1.1(c)(i) and, in any event, promptly following delivery of the written notice from Acquiror to the Company and the Securityholder Representative of the occurrence of the Registration Statement Effective Date pursuant to Section 1.1(c)(i), the Company shall, and the Sellers shall cause the Company to, deliver a notice, in a form reasonably acceptable to Acquiror, to each Optionholder (the “Option Notice”) which shall (a) summarize the treatment of the Company Options pursuant to this Section 1.1(h) and append a copy of the applicable Acquiror equity incentive plan and form of stock option agreement that will govern the Substitute Options on and following the Closing, (b) notify such holder of the number of Company Options held by such holder and including instructions for such holder to access the number of vested and unvested Company Options held by such holder, (c) summarize the terms of this Agreement applicable to such holder’s Company Options, including the escrow and forfeiture provisions related to the Substitute Options or Substitute RSUs and the Optionholder Acknowledgment and Waiver delivery requirements with respect to the Stock-Eligible Vested Company Options, and (d) notify each Optionholder that (1) unless the holder has waived its right to exercise pursuant to the execution of a Joinder Agreement or an Optionholder Acknowledgment and Waiver, the Company Options that are vested and exercisable shall be exercisable (including by delivering to the Company of a duly executed copy of the share subscription form, paying to the Company the applicable subscription price per share of Company Capital Stock and, except where the exercising holder of Company Options is already a party to either of the Company Stockholders Agreements, delivering to the Company a duly executed copy of the adherence agreement to the Company Minority Stockholder Agreement) until the end of a subscription period (which period shall be set by the board of directors of the Company, but shall be no less than fourteen (14) days and, except with the written consent of Acquiror, no more than twenty-one (21) days, following the date that the Option Notice was sent to the Optionholder, and in any event shall end no more than ten (10) days prior to the Closing Date (such subscription period, the “Subscription Period”) and that (2) subject to the terms and effectiveness of the Option Notice Amendment with respect to such Optionholder, after the expiry of such Subscription Period, the Company Options will no longer be exercisable unless and until this Agreement is terminated in accordance with its terms or such exercise is approved in writing by Acquiror (such restrictions on the ability to exercise the Company Options after the end of the Subscription Period, collectively, the “Subscription Restrictions”). The Company shall (1) include in the Option Notice an acknowledgement and waiver, in a form reasonably acceptable to Acquiror, pursuant to which each Optionholder would be requested to acknowledge and confirm the cancellation of such holder’s Company Options as provided in this Agreement and agree to a waiver similar to the waivers provided for in the Joinder Agreement (the “Optionholder Acknowledgement and Waiver”), (2) shall use reasonable best efforts to cause the Option Notice to be delivered to all Optionholders on the same date and to cause the Subscription Period to expire with respect to all Company Options on the same date and (3) the Company and each Seller shall use its reasonable best efforts to (x) obtain an Optionholder Acknowledgement and Waiver duly executed and delivered by each holder of a Company Option that is anticipated to constitute a Substitution-Eligible Vested Company Option and (y) cause each holder of a Company Option that is contemplated to constitute a Stock-Eligible Vested Company Option to duly execute and deliver a binding Optionholder Acknowledgement and Waiver, and in each case, shall promptly deliver such executed documents to Acquiror; provided, however, that (1) the Company shall delay the delivery of the Option Notice, and shall not include in the Option Notice (or request the delivery by an Optionholder of) the Optionholder Acknowledgement and Waiver, with respect to Optionholders in any jurisdiction where Acquiror concludes in good faith that such delivery or request is reasonably likely to result in (x) a requirement on behalf of the Company or Acquiror (or any of their Affiliates) to make a filing, or conduct similar communications, with a securities regulator or other Governmental Entity and/or (y) a violation of applicable Law.

(E) The Company shall (1) use its reasonable best efforts to take all actions that are necessary or appropriate in order to implement and enforce the Subscription Restrictions and (2) provide regular status updates to Acquiror regarding the status of the receipt of Joinder Agreements necessary to effectuate the Option Notice Amendment and shall promptly notify Acquiror once the Option Notice Amendment has become effective.

(F) Each of the Company and the Sellers hereby agrees that, effective automatically on the date on which (a) with respect to the Company Majority Stockholder Agreement, the requisite majority of Stockholders that are entitled to duly amend said agreement under the first sentence of Section 27.3.1 thereof and (b) with respect to the Company Minority Stockholder Agreement, the requisite majority of Stockholders that are entitled to duly amend said agreement under Section 15.3.1 thereof have executed the Joinder Agreement (such date with respect to each Company Stockholders Agreement, the “Amendment Effective Date”), each of the Company Majority Stockholder Agreement and the Company Minority Stockholder Agreement shall automatically be amended (without any further action of the Company or any Stockholder of the Company) as follows: the Tag-Along Provisions, the Exit Provisions and the Drag-Along Provisions shall automatically be (and shall be deemed to be) amended such that if the Company or one or more Stockholders have within six (6) months prior to the Closing (x) given an Optionholder the opportunity to exercise the vested Company Options held by such Optionholder during a subscription period of no less than fourteen (14) days in accordance with and subject to the terms and conditions applicable to such Company Options and (y) notified such holder of the proposed Purchase (including that each of clauses (x) and (y) shall be deemed to be satisfied with respect to any Optionholder who has received the Option Notice and was provided with the opportunity to exercise such Optionholders’ Vested Company Options during the Subscription Period contemplated in Section 1.1(h)(iv)(D)), then (x) neither the Company nor any Stockholder shall be required under the Tag-Along Provisions, Drag-Along Provisions or Exit Provisions to give any further notices or opportunities to exercise Company Options to such Optionholder, and (y) the conditions to the exercise of the Drag-Along Provisions set forth in each of Section 16.6 of the Company Majority Stockholder Agreement and Section 7 of the Company Minority Stockholder Agreement, shall be deemed to be satisfied with respect to such Optionholder; provided, however, that such amendment shall not apply to an Optionholder who is a party to either of the Company Stockholders Agreements prior to the Amendment Effective Date with respect to such Company Stockholders Agreement, unless such Optionholder has signed a Joinder Agreement or an Optionholder Acknowledgment and Waiver (the amendments to the Company Stockholders Agreements as contemplated pursuant to this sentence, the “Option Notice Amendment”).

(G) Prior to the delivery by the Company of the Payment Spreadsheets to Acquiror pursuant to Section 2.3(b), the Company shall use reasonable best efforts to inform Acquiror as promptly as practicable of any exercise or purported exercise of any Company Option. Following the delivery by the Company of the Payment Spreadsheets, the Company shall notify Acquiror as promptly as possible (and in any event prior to the Closing) of (x) any purported exercise of any Company Option, (y) any Pending Exercise, and (z) if any person set forth on the Payment Spreadsheets as an Optionholder ceases to be an employee of the Company or one of its Affiliates prior to the Closing, the name of and number of Company Options held by such Optionholder.

(H) The Company shall use its reasonable best efforts to issue any share of Company Capital Stock issuable pursuant to a Pending Exercise and to cause such issued shares of Company Capital Stock to be registered by the Finnish Trade Register, in each case, prior to Closing.

(v) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Continuing Optionee” means each holder of a Company Option who remains an employee of the Company or its Subsidiaries (including employees who are on permitted leave from the Company or its Subsidiaries due to injury, vacation, military, duty, disability or other leave of absence) as of immediately following the Closing.

(B) “Exit Provisions” means the provisions of Section 16.8 of the Company Majority Stockholder Agreement.

(C) “Pending Exercise” means any valid exercise of any Company Option (as reasonably determined by the Company and Acquiror) prior to the Closing Date with respect to which the applicable subscription price per share of Company Capital Stock has been paid to the Company, but the resulting share of Company Capital Stock has not been registered.

(D) “Stock-Eligible Vested Company Option” means (without duplication) each in-the-money Vested Company Option (or portion thereof) that does not constitute a Substitution-Eligible Vested Company Option (including any Vested Company Option that is held by a person who is not a Continuing Optionee).

(E) “Substitution-Eligible Vested Company Option” means each in-the-money Vested Company Option (or portion thereof) that is held by a Continuing Optionee.

(F) “Tag-Along Provisions” means the provisions of each of Section 16.7 of the Company Majority Stockholder Agreement and Section 6 of the Company Minority Stockholder Agreement.”

2.5	Section 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“1.3 Taking of Necessary Action; Further Action. The Company shall take, and the Sellers shall cause the Company to take, all actions reasonably required to be taken by the Company pursuant to the terms of this Agreement. At and following the Closing, each Seller, at the request of Acquiror, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably requested by Acquiror in writing and reasonably necessary or desirable for effecting completely the consummation of the Purchase. If at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Acquiror with full right, title and possession of all outstanding shares of Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise), Vested Company Options, or to facilitate the cancellation of the Company Options, the officers and directors of the Company, Acquiror, and their Affiliates are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.”

2.6	Section 2.2(b)(vi) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(vi) Lockup and Joinder Agreements.

(A) Prior to the Closing (1) Acquiror shall have received Joinder Agreements from Stockholders (including the Supporting Stockholders) duly executed by, and binding upon, each such Stockholder in its, his or her own and personal capacity (without application or enforcement of the Drag-Along Provisions), collectively owning all right, title and interest in and to (i) at least 95% of the outstanding shares of Company Capital Stock and the votes pertaining thereto and (ii) at least 95% of the sum of all outstanding shares of Company Capital Stock, plus all shares of Company Capital Stock issued or issuable in connection with any Pending Exercise, plus all shares of Company Capital Stock issued or issuable in respect of any Company Option which the holder has purported to exercise prior to the Closing Date and the votes pertaining thereto (such Securityholders specified in clauses (i) and (ii), collectively, the “Supermajority

Securityholders” and such shares of Company Capital Stock and other Company Securities, collectively, the “Supermajority Securities”), in each case as of the Closing, as well as, if applicable, Lockup Agreements from each of those Stockholders (including the Supporting Stockholders) delivering Joinder Agreements who hold at least 1.5% of the outstanding Company Capital Stock (other than any Person who has executed a Stock Restriction Agreement), in each case, such that at Closing the Acquiror obtains a statutory right to initiate a squeeze-out process pursuant to Chapter 18 of the Finnish Companies Act (624/2006, as amended), (2) each such Supermajority Securityholder shall have become a party to this Agreement and (3) such Lockup Agreements and Joinder Agreements shall be in full force and effect and no Supermajority Securityholder shall have made any claim or commenced any litigation challenging the validity or enforceability of the Drag-Along Exercise or such Lockup Agreements or Joinder Agreements.

(B) Effective as of the Closing all Company Options shall have been canceled.

(C) At or prior to the Closing (1) Acquiror shall have received Joinder Agreements from Stockholders, duly executed by or on behalf of, and binding upon, each such Stockholder (including by such Person’s agent and attorney pursuant to the Company Stockholders Agreement and in accordance with applicable Law), collectively owning all right, title and interest in and to 100% of the outstanding shares of the Company Capital Stock as of the Closing, calculated on a fully diluted basis and (2) each Stockholder (including any Securityholder subject to a Pending Exercise) shall have become a party to this Agreement.”

2.7	Section 2.2(b)(vii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(vii) Shares Delivered. At the Closing, Acquiror shall acquire (i) all right, title and interest in and to the Supermajority Securities, free and clear of all liens and (ii) all right, title and interest in all shares of Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) that do not constitute the Supermajority Securities (the “Minority Dragged Shares”), free and clear of all liens except for liens arising from the challenge, if any, by the holders of Minority Dragged Shares of the validity of the execution of the Joinder Agreement on behalf of such holders of the Minority Dragged Shares pursuant to the Company Stockholders Agreements.”

2.8	Section 2.2(b)(viii)(B) and Section 2.2(b)(viii)(C) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(B) Company Officer’s Certificate. Acquiror shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for, and on the Company’s behalf, to the effect that, as of the Closing, the conditions set forth in Section 2.2(b)(i), Section 2.2(b)(iii), Section 2.2(b)(iv) and Section 2.2(b)(vi) have been satisfied.

(C) Seller Closing Certificates. Acquiror shall have received a certificate validly executed by each Seller, certifying that, as of the Closing, the conditions set forth in Section 2.2(b)(ii), Section 2.2(b)(iii), Section 2.2(b)(vi)(A) and Section 2.2(b)(vi)(C) have in each case been satisfied with respect to such Seller and the shares of Company Capital Stock held by such Seller (including with respect to the shares indicated as held by such Seller on Section 3.5(b)(i) of the Company Disclosure Statement and the Payment Spreadsheets).”

2.9	Section 2.3(a)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) “Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise in full of all in-the-money Company Options issued and outstanding (whether vested or unvested) immediately prior to the Closing (without giving effect to any cancellation or disposition of such Company Options in connection with this Agreement), but solely to the extent such Company Options are included in the Company Security Number and, in all events, excluding any Pending Exercises.”

2.10	Section 2.3(a)(xi) and Section 2.3(a)(xii) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(xi) “Closing Euro Exchange Rate” means, with respect to the conversion of a currency into Euros, (A) the arithmetic mean of (B) the average of the bid and ask spot rates for the relevant exchange rate displayed at 12 noon London time from the relevant currency to Euros as reported by Bloomberg L.P. on each of the screen EUR Curncy BFIX on each of the ten (10) consecutive trading days ending with the Business Day that is four (4) Business Days prior to the date on which the Measurement Time occurs.

(xii) “Company Security Number” means a number (without duplication) equal to (A) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Closing, plus (B) the aggregate number of shares of Company Preferred Stock issued and outstanding immediately prior to the Closing, taken together, on an as converted to Company Common Stock basis, in accordance with the terms of the Company Charter Document, plus (C) the maximum aggregate number of shares of Company Common Stock issuable upon the full exercise, exchange or conversion of all in-the-money Company Options (whether vested or unvested) that (without duplication) were outstanding as of immediately prior to the Closing, as well as any in-the-money Company Options (whether vested or unvested) that were outstanding prior to the cancellation thereof in connection with the transactions contemplated by this Agreement (which, shall include all in-the-money Vested Company Options and all in-the-money Unvested Company Options).”

2.11	Section 2.3(a)(xiv) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(xiv) “Consideration Component” means Company Cash Amount, Company Closing Cash Amount, Company Closing Indebtedness, Company Closing Net Working Capital, Closing Adjustment Shortfall, Closing Adjustment Surplus, Company Closing Net Working Capital Deficit, Company Closing Net Working Capital Surplus, Collar Amount, Company Working Capital Target, Transaction Expenses, Tax Amount, Pre-Closing Taxes, Transfer Taxes, Transaction Payroll Taxes, Total Consideration Adjustment Amount, Total Negative Share Adjustment, Total Positive Share Adjustment, with respect to each share of Company Preferred Stock, the Liquidation Preference Top-Up Shares with respect to each share of Company Preferred Stock, the Liquidation Preference Top-Up Share Number, the Acquiror Share Closing Trading Price, the Per Share Reference Amount, Total Share Consideration, Indemnity Escrow Shares, Company Security Number, Per Share Closing Stock Consideration and each of the components and subcomponents of the foregoing.”

2.12	Section 2.3(a)(xvii), Section 2.3(a)(xviii) and Section 2.3(a)(xix) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(xvii) “Indemnity Escrow Equity” means a number of Acquiror Shares, Substitute Options and Substitute RSUs equal to, in the aggregate, the Indemnity Escrow Number.

(xviii) “Indemnity Escrow Shares” has the meaning set forth in Section 2.3(e)(i).

(xix) “Indemnity Escrow Substitute RSUs” has the meaning set forth in Section 1.1(h)(ii)(D).”

2.13	Section 2.3(a)(xxvi) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(xxvi) “Total Share Consideration” means a number of Acquiror Shares equal to: (A) 39,382,172, plus (B) the Total Positive Share Adjustment (if any), minus (C) the Total Negative Share Adjustment (if any), minus (D) the Liquidation Preference Top-Up Share Number.”

2.14	Section 2.3(a)(xxviii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(xxviii) “Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred in connection with any bonuses, any Company Securities granted between the Agreement Date and Closing, consideration payable with respect to Company Options pursuant to this Agreement (if any) or other compensatory payments in connection with the consummation of the Purchase or the other transactions contemplated hereby or any of the amounts that constitute a Transaction Expense, including those arising from or related to the payment of any amounts hereunder or under any other Contract as a result of, or in connection with, the consummation of the Purchase and the other transactions contemplated hereby, in each case, other than the employer portion payroll or employment Taxes incurred as a result of any retention payments payable or equity awards granted by Acquiror or any of its Affiliates (other than the Company or any Company Subsidiaries) pursuant to Section 8.14.”

2.15	Section 2.3(b)(i)(A), Section 2.3(b)(i)(B) and Section 2.3(b)(i)(C) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(i) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror one or more spreadsheets, certified on behalf of the Company by the Company’s Chief Executive Officer and Chief Financial Officer, setting forth the following information, in a form and substance satisfactory to Acquiror (acting reasonably) and accompanied by documentation satisfactory to Acquiror (acting reasonably) in support of the information set forth therein (the “Payment Spreadsheets”) setting forth the following information:

(A) a detailed calculation of the Consideration Components which, to the extent applicable thereto, shall be based on the Company Closing Statement;

(B) with respect to each Seller: (1) the name, address of record, email address (if available) and jurisdiction of Tax residence of such Seller (if available); (2) whether such Stockholder is an Employee and the nature of any such service relationship (including the entity with which such Employee has a service relationship); (3) the number, class and series of all shares of Company Capital Stock (including, for the avoidance of doubt, any shares of Company Capital Stock issued or issuable in respect of Pending Exercises) held by such Seller and the identifying numbers of all Company stock evidencing all such shares, in respect of each share of Company Preferred Stock, the number of shares of Company Common Stock that such shares of Company Preferred Stock is convertible into in accordance with the terms of the Company Charter Document; (4) the date of issuance of such shares of Company Capital Stock and the date of acquisition of such shares of Company Capital Stock by such Stockholder, and the consideration paid to the Company for such issuance (on a per share and aggregate basis); (5) the identification of any shares of Company Capital Stock that were acquired through the exercise of an option, the date of grant of such option, the vesting schedule of such option, and the date of exercise of such option, or issued as Company Restricted Stock, the date of grant of such shares of Company Restricted Stock, the vesting schedule of such shares of Company Restricted Stock; (6) the aggregate number of Acquiror Shares such Seller is entitled to receive pursuant to Section 1.1(d)(i) and Section 1.1(d)(ii) (on a certificate-by-certificate basis and in the aggregate), if any, and in each case, the amount of any Taxes that are required to be withheld with respect thereto; (7) such Seller’s Pro Rata Contribution Escrow Portion, Pro Rata Indemnity Escrow Portion and Pro Rata Portion;

(C) with respect to each holder of a Company Option (excluding, for the avoidance of doubt, any Company Option subject to a Pending Exercise (1) the name, address of record, email address (if available) and jurisdiction of Tax residence of such holder (if available); (2) whether or not such holder is a Continuing Optionee; (3) the grant date and expiration date of such Company Option; (4) whether such Company Option was granted pursuant to the Plan; (5) the vesting schedule (including all acceleration provisions) applicable to each such Company Option and the extent to which each such Company Option is a Vested Company Option or Unvested Company Option; (6) the exercise price per share; (7) the number, class and series of shares of Company Capital Stock underlying such Company Option; (8) if the Company Option (or portion thereof) is anticipated to be a Vested Company Option as of the Closing, (I) whether such Company Option is anticipated to constitute a Substitution-Eligible Vested Company Option or a Stock-Eligible Vested Company Option as of the Closing, and the aggregate number of Substitute Options (including the portion thereof constituting Indemnity Escrow Substitute Options and/or True-Up Escrow Substitute Option) or Acquiror Shares, respectively, that the holder is entitled to receive pursuant to Section 1.1(h) (on a certificate-by-certificate basis and in the aggregate) and in each case, the amount of any Taxes that are required to be withheld with respect thereto or if applicable, the Replacement Consideration and (II) the aggregate exercise price for the shares of Company Capital Stock underlying such Vested Company Option; (9) if the Company Option (or portion thereof) is an Unvested Company Option, (I) the aggregate number of Acquiror Shares subject to a Substitute RSU or, if applicable, the Replacement Consideration, (II) Indemnity Escrow Substitute RSUs, or True-Up Escrow Substitute RSU and Post-Closing Adjustment RSUs, in each case, issuable with respect to such cancelled Unvested Company Option and (III) the Unvested Company Option Vesting Period; and (10) such holder’s Pro Rata Contribution Escrow Portion, Pro Rata Indemnity Escrow Portion and Pro Rata Portion;”

2.16	Section 2.3(b)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Preliminary Payment Spreadsheets.

(A) At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Acquiror preliminary Payment Spreadsheets with, to the extent reasonably practicable, the Company’s estimated calculations of the requisite information as of the Closing Date. The Company shall consider in good faith any of Acquiror’s reasonable comments to such preliminary Payment Spreadsheets and shall provide any additional supporting documentation or other information reasonably requested by Acquiror. The Payment Spreadsheets shall take into account any adjustments to the preliminary Payment Spreadsheets reasonably requested by Acquiror in good faith. Nothing in this Section 2.3, including the fact that Acquiror may provide comments or request changes to the preliminary Payment Spreadsheets or that Acquiror and the Company may agree to changes to the information or amounts on the Payment Spreadsheets, shall in any way limit the right of any Person under this Agreement, including Article IX.

(B) At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a substantially complete Payment Spreadsheets, which shall calculate the information to be set forth in the final Payment Spreadsheets using an Acquiror Share Closing Trading Price as if the last day of the measurement period for such price was the date that is six (6) Business Days prior to the Closing Date, and such that the only revisions required to be made to such spreadsheets for the final delivery of the Payment Spreadsheets is to update the Payment Spreadsheets delivered pursuant to this Section 2.3(b)(ii)(B) to reflect the actual amount of the Acquiror Share Closing Trading Price in the final delivery thereof.”

2.17	Section 2.3(c)(ii) and Section 2.3(c)(iii) of the Agreement are hereby amended and restated in their entirety to read as follows:

“(ii) Closing Consideration. After receipt by the Exchange Agent of (A) a duly executed equity transfer agreement in form and substance reasonably acceptable to the Company, the Securityholder Representative and Acquiror, evidencing the transfer of all right, title and interest in the Company Capital Stock (including each share of Company Common Stock issued or issuable pursuant to a Pending Exercise) and Stock-Eligible Vested Company Options (if any) held by a Seller (including as set forth on the Payment Spreadsheets) to Acquiror or its designee, (B) a Joinder Agreement and (C) a completed IRS Form W-9 or the appropriate series of IRS Form W-8 (collectively, the “Exchange Documents”), Acquiror shall cause the Exchange Agent to promptly issue to each Seller in exchange therefor the Acquiror Shares issuable to such Seller in connection with the Closing pursuant to Section 1.1(d) and Section 1.1(h)(iii)(B) (including as set forth on the Payment Spreadsheets), subject to the holdback contemplated in the Stock Restriction Agreement, the transfer restrictions contemplated in the Lockup Agreement and the retention of the Indemnity Escrow Shares. No Acquiror Shares shall be issued or issuable to any Seller until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents. No Acquiror Shares shall be issued or issuable, and no cash shall be paid or payable, to any Securityholder until such Person delivers to the Exchange Agent duly completed and validly executed Exchange Documents.

(iii) Transfers of Ownership. If any Acquiror Shares to be issued pursuant to Section 1.1(d) to a Person other than the Person whose name is reflected on the corresponding Company shareholder register, it will be a condition of the issuance or delivery thereof that any entitlement so surrendered will be in proper form for transfer and that the Person requesting such exchange will have paid to Acquiror or any agent designated by it any transfer or other taxes required by reason of the payment of any portion of the total consideration to which such Person is entitled pursuant to the terms hereof in any name other than that of the registered holder of the Company shareholder register, or established to the satisfaction of Acquiror or any agent designated by it that such tax has been paid or is not payable.”

2.18	Section 2.3(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Indemnity Escrow Share Deposit.

(i) In connection with the Closing, (A) with respect to the Acquiror Shares issuable to each Seller or Optionholder pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(h)(iii)(B), as applicable, Acquiror shall hold back from such Acquiror Shares (and shall deposit into escrow as provided below) a number of Acquiror Shares (consisting of (x) first, any equity of a Seller or Optionholder subject to a Stock Restriction Agreement and (y) second, any other Acquiror Shares constituting consideration issuable pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(h)(iii)(B), as applicable), equal to such Seller’s or Optionholder’s applicable Pro Rata Indemnity Escrow Portion of the Indemnity Escrow Number rounded up to the nearest whole share (such shares, the “Indemnity Escrow Shares”) and (B) as soon as reasonably practicable following the Closing, Acquiror shall issue or cause to be issued to the Escrow Agent the Indemnity Escrow Shares which shall be held in trust as an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement (the Acquiror Shares so issued, together with any dividends or other distributions with respect thereto, the “Indemnity Escrow Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the Indemnity Escrow Fund, on behalf of each such Seller and Optionholder, such Seller’s and such Optionholder’s applicable portion of the Indemnity Escrow Shares. For purposes of clarity, the aggregate number of Indemnity Escrow Shares plus the Acquiror Shares issuable upon the full exercise of all Indemnity Escrow Substitute Options plus the number of Acquiror Shares issuable upon the settlement of all Indemnity Escrow Substitute RSUs shall be calculated to equal the Indemnity Escrow Number. The Indemnity Escrow Fund, the Indemnity Escrow Substitute Options and the Indemnity Escrow Substitute RSUs (collectively referred to as the “Indemnity Escrow Available Recourse”) shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article X, irrespective of any of Indemnifying Parties’ respective Pro Rata Portions, and shall be distributed in accordance with the terms and conditions of this Agreement, including Article X, and (with respect to the Indemnity Escrow Shares) the Escrow Agreement.

(ii) For purposes of this Agreement, the following terms shall have the following meanings: “True-Up Escrow Share Number” means (A) if, with respect to any share of Company Preferred Stock, the Per Share Preference Amount with respect to such share is greater than an amount equal to the product of (x) the Acquiror Share Closing Trading Price multiplied by (y) the portion of the Per Share Closing Stock Consideration actually payable in connection with the Closing pursuant to Section 1.1(d)(i) with respect to such share of Company Preferred Stock (calculating clause (y) after giving effect to, and not including, the portion of the Indemnity Escrow Shares held back and not paid with respect to such share of Company Preferred Stock at Closing) (such Company Preferred Stock described in the foregoing clause, the “Potential Preference Eligible Company Preferred Stock”), then the “True-Up Escrow Share Number” shall mean a number equal to the aggregate number of Indemnity Escrow Shares to be deposited into the Indemnity Escrow Fund pursuant to Section 2.3(e)(i) from the consideration otherwise payable with respect to such shares of Company Preferred Stock and (B) in all other cases, the “True-Up Escrow Share Number” shall mean zero (0). In connection with the Closing, if the True-Up Escrow Share Number is greater than zero (0), then (x) with respect to the Acquiror Shares otherwise payable to each Seller or Optionholder pursuant to Section 1.1(d)(i) or Section 1.1(h)(iii)(B), Acquiror shall hold back from such Acquiror Shares (and shall deposit into escrow as provided below) a number of Acquiror Shares equal to such Seller’s or Optionholder’s applicable Pro Rata Contribution Escrow Portion of the True-Up Escrow Share Number rounded up to the nearest whole share (such aggregated shares, the “True-Up Escrow Shares,” and together with the Indemnity Escrow Shares, the “Escrow Shares”) and (y) as soon as reasonably practicable following the Closing, Acquiror shall issue or cause to be issued to the Escrow Agent the True-Up Escrow Shares, which shall be held in trust as an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement (the Acquiror Shares so issued, together with any dividends or other distributions with respect thereto, the “True-Up Escrow Fund”), and, upon such deposit, Acquiror shall be deemed to have contributed to the True-Up Escrow Fund, on behalf of each such Seller and Optionholder, such Seller’s and such Optionholder’s applicable portion of the True-Up Escrow Shares. For purposes of clarity, the aggregate number of True-Up Escrow Shares plus the Acquiror Shares issuable upon the exercise of the True-Up Escrow Substitute Options plus the number of shares issuable upon the settlement of the True-Up Escrow Substitute RSUs shall be calculated to equal the True-Up Escrow Share Number. The True-Up Escrow Fund, the True-Up Escrow Substitute Options and the True-Up Escrow Substitute RSUs (collectively referred to as the “True-Up Escrow Available Recourse”) shall be available as provided in this Agreement, including pursuant to Section 8.11.

(iii) Computershare Trust Company, N.A. or another Person selected by Acquiror, shall serve as the escrow agent in connection with the transactions contemplated in this Agreement (the “Escrow Agent”). The Escrow Agent, in its capacity as transfer agent for Acquiror, shall hold the Escrow Shares as a book position in the name of Computershare Trust Company, N.A. as Escrow Agent and shall have all rights with respect to the Indemnity Escrow Shares and the True-Up Escrow Shares during the period of time in which the Indemnity Escrow Shares and the True-Up Escrow Shares have not been transferred or forfeited in accordance with the terms and conditions of this Agreement and the Escrow Agreement (including, without limitation, the right to vote the Indemnity Escrow Shares and the True-Up Escrow Shares and the right to receive on a current basis any cash dividends or other distributions made with respect to such shares), which rights shall be exercised in consultation with the Securityholder Representative, except the right of transfer of the Indemnity Escrow Shares or the True-Up Escrow Shares other than in accordance with the terms and conditions of this Agreement and the Escrow Agreement; provided, however, that the Escrow Agent will not own or have any interest in the Escrow Shares but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Shares in accordance with the terms and conditions set forth herein and in the Escrow Agreement. Promptly following the date of this Agreement, the Company and the Acquiror shall use commercially reasonable efforts and acting reasonably to negotiate an escrow agreement in customary form for purposes of holding the Indemnity Escrow Shares and the True-Up Escrow Shares and shall enter into such agreement at or prior to the Closing. Notwithstanding anything to the contrary herein, to the extent an Indemnity Escrow Substitute RSU or True-Up Escrow Substitute RSU shall have satisfied the time-based vesting condition by its terms while forming a portion of the Indemnity Escrow Available Recourse, such Indemnity Escrow Substitute RSU or True-Up Escrow Substitute RSU shall form a portion of the Indemnity Escrow Available Recourse and shall vest and settle, if at all, subject to the times set forth in Section 10.5 of this Agreement. Notwithstanding anything to the contrary herein, the Indemnity Escrow Substitute Options and the True-Up Escrow Substitute RSUs shall be subject to the restrictions on exercise upon issuance, and shall only be exercisable, if at all, at the times, set forth in Section 10.5 of this Agreement.”

2.19	A new Section 3.2(g) is hereby added to the Agreement to read as follows:

“(g) Schedule 1.1(d)(ii)(C)b) sets forth with respect to each outstanding share of Company Preferred Stock the amount of the liquidation preference to which each such share of Company Preferred Stock is entitled pursuant to the Company Stockholders Agreements and the Company Charter Document and, to the extent the amount of the liquidation preference varies among shares of single class of Company Preferred Stock, a specification of such variations and the names of the holders of such shares.”

2.20	Section 8.11(b)(v) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(v) For purposes of this Agreement, “Final Total Consideration Adjustment Amount” means the Total Consideration Adjustment Amount, as finally determined in accordance with this Section 8.11. The parties agree that:

(A) Closing Adjustment Shortfall. If (x) the Final Total Consideration Adjustment Amount is less than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement (the absolute value of the amount (if any) by which Final Total Consideration Adjustment Amount is less than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement, the “Closing Adjustment Shortfall,” and the amount of the Closing Adjustment Shortfall divided by the Acquiror Share Deemed Value, the “Closing Adjustment Shortfall Number”) and (y) the Closing Adjustment Shortfall exceeds the Collar Amount (as defined below), then Acquiror shall first recover the Closing Adjustment Shortfall from the Indemnity Escrow Equity then-remaining in the Indemnity Escrow Available Recourse, and second, if the Indemnity Escrow Available Recourse is insufficient to satisfy the entire amount of the Closing Adjustment Shortfall, then Acquiror may recover the balance of the Closing Adjustment Shortfall by seeking recourse to each Indemnifying Party in accordance with its, his, or her Pro Rata Indemnity Escrow Portion (provided that such recovery shall not extend to any series of Company Preferred Stock to the extent that such recovery would result in the holder of such Company Preferred Stock receiving less than its Per Share Preference Amount in the Purchase with respect to such Company Preferred Stock and, with respect to such excess, recovery instead shall then be made with respect to all other classes and series of Company Securities based on their Pro Rata Contribution Escrow Portions), in each case, subject to the terms and limitations of Article IX. Promptly after the final determination of the Final Total Consideration Adjustment Amount, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to release from the Indemnity Escrow Fund to Acquiror that number of Indemnity Escrow Shares, and Acquiror shall be entitled to cancel that number of Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs, equal to the Closing Adjustment Shortfall Number (based on each Indemnifying Party’s Pro Rata Indemnity Escrow Portion) contemplated by this Section 8.11(b)(v), rounded down to the nearest whole number of shares (with each Indemnity Escrow Share and Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value and each Indemnity Escrow Substitute Option being valued at the Acquiror Share Deemed Value minus the aggregate amount of the exercise price of such Indemnity Escrow Substitute Option (with such exercise price converted into Euros using the Closing Euro Exchange Rate)). For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release shall continue to remain subject to the time-based vesting requirements set forth therein.

(B) Closing Adjustment Surplus.

(1) If (x) the Final Total Consideration Adjustment Amount is greater than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement (the amount (if any) by which the Final Total Consideration Adjustment Amount is greater than the Estimated Total Consideration Adjustment Amount set forth in the Company Closing Statement, the “Closing Adjustment Surplus” and the amount of the Closing Adjustment Surplus divided by the Acquiror Share Deemed Value, the “Closing Adjustment Surplus Shares”) and (y) the Closing Adjustment Surplus exceeds the Collar Amount, then Acquiror shall issue as Acquiror Shares, Substitute Options or Substitute RSUs to the Indemnifying Parties in accordance with the allocation principles set forth in Section

8.11(b)(v)(B)(2); provided, however, that (x) no Indemnifying Party shall be entitled to receive a Substitute Option or Substitute RSU pursuant to this Section 8.11(b)(v)(B) if such Indemnifying Party is not an employee of Acquiror, the Company or one of their Subsidiaries at the time such grant would otherwise be made and (y) for the avoidance of doubt, the aggregate number of Acquiror Shares issuable pursuant to this Section 8.11(b)(v)(B) (together with Acquiror Shares underlying Substitute Options and Substitute RSUs to be granted pursuant to this Section 8.11(b)(v)(B)) shall in no event exceed the Closing Adjustment Surplus Shares. With respect to each Substitute Option to be granted pursuant to this Section 8.11(b)(v)(B) to a holder of Vested Company Options as of immediately prior to the Closing, such Substitute Option (x) will be granted using a per share exercise price equal to $0.01 and (y) must be exercised by December 31 of the year in which such Substitute Option is granted.

(2) The Closing Adjustment Surplus Shares shall be allocated as follows: (x) the number of Closing Adjustment Surplus Shares contemplated to be issued pursuant to Section 8.11(b)(v)(F)c) shall be issued as provided in such Section and (y) if no Liquidation Preference Top-Up Shares are issuable in connection with the Closing with respect to any shares of Company Preferred Stock pursuant to Section 1.1(d)(ii), then the remaining Closing Adjustment Surplus Shares shall be issuable to the holders of Company Securities in accordance with their Pro Rata Portions and (z) if any Liquidation Preference Top-Up Shares are issuable in connection with the Closing with respect to any shares of Company Preferred Stock pursuant to Section 1.1(d)(ii), then, except as set forth in clause (x) of this sentence above, no portion of the remaining Closing Adjustment Surplus Shares (pursuant to Section 8.11(b)(v)(B)), if any, shall be issuable (or distributed) with respect to such share of Company Preferred Stock unless and until the aggregate number of Acquiror Shares that have been allocated for issuance with respect to one (1) share of Company Common Stock pursuant to Section 8.11(b)(v)(B) equals the sum of the number of Acquiror Shares issuable in connection with the Closing with respect to such share of Company Preferred Stock pursuant to Section 1.1(d)(ii) plus the number of Acquiror Shares issuable with respect to such share of Company Preferred Stock from the Liquidation Preference True-Up Surplus Share Number pursuant to Section 8.11(b)(v)(F)c), if any, and at such point, the remaining unallocated Closing Adjustment Surplus Shares (if any) shall be issuable to the holders of Company Securities in accordance with their Pro Rata Portions. Notwithstanding the foregoing (A) any Acquiror Shares allocated with respect to a Substitution-Eligible Vested Company Option or Unvested Company Option shall, instead of being issued in Acquiror Shares, be granted as Substitute Options or Substitute RSUs, respectively, on the same terms of the Substitute Options or Substitute RSUs issued in connection with the Closing with respect thereto, subject to the terms of Section 1.1(h) and this Section 8.11 and (B) the additional shares to be issued pursuant to this Section 8.11(b)(v)(B)(2), together with the Acquiror Shares issuable pursuant to Section 8.11(b)(v)(F)c), shall in no event exceed the Closing Adjustment Surplus Shares. An illustrative example of the foregoing is set forth on the Illustrative Purchase Price Allocation Schedule. Any fractional Closing Adjustment Surplus Shares resulting from the calculations contemplated by this Section 8.11(b)(v)(B) shall be rounded down to the nearest whole number of Acquiror Shares on a Securityholder-by-Securityholder basis.

2.21	A new Section 8.11(b)(v)(F) and Section 8.11(b)(v)(G) are hereby added to the Agreement to read as follows:

“(F) True-Up Escrow Distribution.

a) If any Liquidation Preference Top-Up Shares are issuable in connection with the Closing pursuant to Section 1.1(d)(ii), promptly following the determination of the Final Total Consideration Adjustment Amount, the Securityholder Representative shall deliver to Acquiror an updated version of the Payment Spreadsheets (the “Updated Payment Spreadsheets”), which shall include (1) an updated statement of the Pro Rata Indemnity Escrow Portion of each Indemnifying Party, calculated as if the Consideration Components used in the calculation of the Final Total Consideration Adjustment Amount were used to determine the Pro Rata Indemnity Escrow Portions at the time of Closing (the “Pro Rata Updated Escrow Portions”), (2) based the Pro Rata Updated Escrow Portions, an updated allocation of the remaining Indemnity Escrow Available Recourse with respect to each Indemnifying Party, including, if applicable, after giving effect to the terms of Section 8.11(b)(v)(A) (the “Updated Indemnity Escrow Available Recourse”).

b) If following the determination of the Final Total Consideration Adjustment Amount there is a Closing Adjustment Shortfall and the Indemnity Escrow Available Recourse with respect to any share of Preference Eligible Company Preferred Stock (as determined in connection with the Closing and set forth in the Payment Spreadsheets) exceeds the Updated Indemnity Escrow Available Recourse with respect to such share of Preference Eligible Company Preferred Stock (as determined at such time and set forth in the Updated Payment Spreadsheets) (the number of Acquiror Shares equal to such excess, with respect to all shares of Preference Eligible Company Preferred Stock, rounded up to the nearest whole share, the “Liquidation Preference True-Up Shortfall Share Number”), then (1) Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent to transfer a number of True-Up Escrow Shares from the True-Up Escrow Fund to the Indemnity Escrow Fund (and Acquiror shall be entitled to cancel that number of True-Up Escrow Substitute Options and True-Up Escrow Substitute RSUs) equal in the aggregate to the Liquidation Preference True-Up Shortfall Share Number based on each Indemnifying Party’s Pro Rata Contribution Escrow Portion, and such True-Up Escrow Shares transferred to the Indemnity Escrow Fund shall be used for purposes of the distribution contemplated in the following clause (2) of this Section 8.11(b)(v)(F), and (2) Acquiror and the Securityholder Representative shall deliver joint written instructions to the Escrow Agent to distribute a number of Acquiror Shares equal to the Liquidation Preference True-Up Shortfall Share Number from the Indemnity Escrow Fund to the Sellers who received Liquidation Preference Top-Up Shares in connection with the Purchase, which shall be allocated pro rata among such Sellers based on the number of Liquidation Preference Top-Up Shares received in connection with the Purchase and as set forth in the Updated Payment Spreadsheets.

c) If following the determination of the Final Total Consideration Adjustment Amount there is a Closing Adjustment Surplus and the Indemnity Escrow Available Recourse with respect to any share of Preference Eligible Company Preferred Stock (as determined in connection with the Closing and set forth in the Payment Spreadsheets) exceeds the Updated Indemnity Escrow Available Recourse with respect to such share of Preference Eligible Company Preferred Stock (as determined at such time and set forth in the Updated Payment Spreadsheets) (the number of Acquiror Shares equal to such excess, with respect to all shares of Preference Eligible Company Preferred Stock, rounded up to the nearest whole share, the “Liquidation Preference True-Up Surplus Share Number”), then such Preference Eligible Company Preferred Stock shall be entitled to receive from the Closing Adjustment Surplus Shares a number of Acquiror Shares equal to the Liquidation Preference True-Up Surplus Share Number (but in no event shall such number exceed the Closing Adjustment Surplus Shares), which shall be allocated pro rata among such Sellers based on the number of Liquidation Preference Top-Up Shares received in connection with the Purchase and as set forth in the Updated Payment Spreadsheets.

d) An illustrative example of the foregoing is set forth on the Illustrative Purchase Price Allocation Schedule.

(G) Required Adjustments. If, in circumstances other than those described in Section 8.11(v)(F), after giving effect to the payments contemplated by Section 8.11(v)(A), or Section 8.11(v)(B) and Section 8.11(v)(F) (collectively, the “True-Up Payments”), the consideration payable pursuant to Section 1.1(d)(ii) would have been different from the amount paid at Closing if the True-Up Payments were taken into account in calculating such consideration prior to Closing, then Acquiror and the Securityholder Representative shall make such adjustments to the allocation, distribution, transfer and cancellation of the amounts held in the True-Up Escrow Fund or that otherwise constitute a portion of the True-Up Escrow Available Recourse (and shall be entitled, upon the mutual written agreement of Acquiror and the Securityholder Representative, to adjust the allocation, distribution, transfer and cancellation of the amounts held in the Indemnity Escrow Fund or that otherwise constitute a portion of the Indemnity Escrow Available Recourse), in each case, as they may determine to be required in their respective reasonable discretion to ensure the applicable Sellers holding Company Preferred Stock receive the Liquidation Preference Top-Up Shares in full and the remainder of consideration is distributed or released, as applicable, from the True-Up Escrow Available Recourse and the Indemnity Escrow Available Recourse so that all holders of Company Securities receive an economic benefit therefrom that in each case is based on the distribution of proceeds set forth in the Company Stockholders Agreements and the Company Charter Document; provided, however, that nothing in this Section 8.11(b)(v)(G) shall require Acquiror to (a) issue any Acquiror Shares that it would not otherwise be required to issue pursuant to this Agreement or (b) agree to distribute, transfer or cancel any Acquiror Shares, Substitute Options or Substitute RSUs from the Indemnity Escrow Available Recourse that would reduce the size of the Indemnity Escrow Available Recourse below what is otherwise contemplated to be available (including the timing thereof) to Acquiror and the Indemnified Parties pursuant to this Agreement. Notwithstanding the other provisions of this Agreement, any right of the Indemnifying Parties to receive any portion of the True-Up Escrow Available Recourse or the Indemnity Escrow Available Recourse, shall be subject to (and shall be reduced by), as applicable, the adjustments to the allocation, distribution, transfer and cancellation thereof pursuant to this Section 8.11(v)(G).”

2.22	Section 10.4(d) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(d) Satisfaction of Claims. In the event of an Unobjected Claim or a Settlement Memorandum, with respect to claims pursuant to Section 10.2(a) or Section 10.2(b), Acquiror and the Securityholder Representative shall, subject to the limitations set forth in Section 10.3, as promptly as practicable thereafter, arrange for the cancellation or release, as applicable, of the applicable portion of the Indemnity Escrow Available Recourse (an “Indemnity Claim Release”). The Indemnity Escrow Available Recourse shall be released (i) in the case of Indemnity Escrow Substitute RSUs, by cancellation of the applicable portion thereof by Acquiror, (ii) in the case of Indemnity Escrow Substitute Options, by cancellation of the applicable portion thereof by Acquiror and (iii) in the case of Indemnity Escrow Shares, by release to Acquiror of the applicable number of Indemnity Escrow Shares from the Indemnity Escrow Fund. All distributions from the Indemnity Escrow Available Recourse shall be made based on each Indemnifying Party’s Pro Rata Indemnity Escrow Portion of Acquiror’s Losses. In the event of an Indemnity Claim Release, Acquiror and the Securityholder Representative shall deliver a joint written instruction to the Escrow Agent (a “Release Instruction”) to release a specified number of Indemnity Escrow Shares to Acquiror, which shall include the number of Indemnity Escrow Shares to be released from the Indemnity Escrow Fund and the number of Indemnity Escrow Substitute RSUs to be cancelled by Acquiror in connection with such Indemnity Claim Release. With respect to any Indemnifying Parties whose Indemnity Escrow Equity is subject to vesting, the Indemnity Escrow Shares, the Indemnity Escrow Substitute Options and the Indemnity Escrow Substitute RSUs to be released or cancelled, as applicable, shall be satisfied by (i) first, releasing Indemnity Escrow Shares in reverse chronological order of latest vesting, (ii) second, cancelling Indemnity Escrow Substitute RSUs in reverse chronological order of latest to satisfy time-based vesting requirements under Section 1.1(h)(ii), (iii) third, cancelling Indemnity Escrow Substitute Options and (iv) fourth, releasing Indemnity Escrow Shares which are not subject to vesting, and the Indemnity Escrow Shares, Indemnity Escrow Substitute RSUs and Indemnity Escrow Substitute Options to be so released or cancelled, as applicable, shall have an aggregate value (with each Indemnity Escrow Share and each Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value and each Indemnity Escrow Substitute Option being valued at the Acquiror Share Deemed Value minus the amount of the exercise price of such Indemnity Escrow Substitute Option) equal to, in the aggregate, the amount of Acquiror Losses set forth in the Claim Notice with respect to an Unobjected Claim or in the Settlement Memorandum the release of which by the Escrow Agent or cancellation of which by Acquiror, as applicable. The release of Indemnity Escrow Shares to Acquiror and the cancellation by Acquiror of Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs as contemplated in this Section 10.4(d), shall satisfy the payment obligation to each Indemnified Party, and, if the value of the Indemnity Escrow Shares, Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs then remaining in the Indemnity Escrow Available Recourse is insufficient to cover the full amount of Acquiror Losses set forth in the Claim Notice with respect to an Unobjected Claim or in the Settlement Memorandum, each Indemnifying Party shall, subject to the limitations set forth in this Article X, within thirty (30) days, pay in cash such Indemnifying Party’s Pro Rata Portion of such Acquiror Losses to Acquiror in excess of the aggregate amount remaining in the Indemnity Escrow Available Recourse in satisfaction of each Indemnified Party’s portion of the applicable Acquiror Losses. For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release will continue to remain subject to the time-based vesting requirements set forth therein.”

2.23	Section 10.5 of the Agreement is hereby amended and restated in its entirety to read as follows:

“10.5 Distribution of the Indemnity Escrow Available Recourse.

(a) On or prior to the date that is three (3) Business Days after the Expiration Date, Acquiror and the Securityholder Representative shall cause to be released or removed, as applicable from the Indemnity Escrow Available Recourse that number of Indemnity Escrow Shares, Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs with respect to an Indemnifying Party (starting (i) first, with Indemnity Escrow Shares in reverse chronological order of latest vesting, (ii) second, with Indemnity Escrow Substitute RSUs in reverse chronological order of latest to satisfy time-based vesting requirements under Section 1.1(h)(ii), (iii) third, with Indemnity Escrow Substitute Options and (iv) fourth, with Indemnity Escrow Shares which are not subject to vesting, in each case,) having an aggregate value equal to (i) the aggregate amount then-remaining in the Indemnity Escrow Available Recourse less (ii) such aggregate amount of Indemnity Escrow Equity as is reasonably necessary (with each Indemnity Escrow Share and Indemnity Escrow Substitute RSU being valued at the Acquiror Share Deemed Value and each Indemnity Escrow Substitute Option being valued at the Acquiror Share Deemed Value minus the amount of the exercise price of such Indemnity Escrow Substitute Option) to satisfy any then-unsatisfied claims specified in a valid Claim Notice delivered in good faith to the Securityholder Representative on or prior to the Expiration Date (the amount to be released or removed, as applicable, the “Initial Indemnity Escrow Release Amount,” it being understood that, if the foregoing calculation of “Initial Indemnity Escrow Release Amount” results in a negative number, then “Initial Indemnity Escrow Release Amount” means zero (0)), and shall in respect of each of the Indemnifying Parties transfer to (in the case of Acquiror Shares), or cancel the escrow-related restrictions on exercise of (in the case of the Substitute Options) or cancel the escrow-related vesting terms of (in the case of Substitute RSUs) the Initial Indemnity Escrow Release Amount in accordance with his, her, or its Pro Rata Indemnity Escrow Portion. Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund the portion of the Initial Indemnity Escrow Release Amount comprised of Indemnity Escrow Shares. For clarity, any Indemnity Escrow Substitute RSU that has not satisfied the time-based vesting requirements under Section 1.1(h)(ii) as of the date of such release will continue to remain subject to the time-based vesting requirements set forth therein.

(b) Upon the resolution of all pending Indemnification Claims for which a portion of the Indemnity Escrow Available Recourse was withheld pursuant to Section 10.5(a) (including any amount retained in the Indemnity Escrow Fund), and after any distributions from the Indemnity Escrow Available Recourse to the Indemnified Parties (if any) in accordance with this Article X, Acquiror and the Securityholder Representative shall cause to be released (in the case of Acquiror Shares) or removed (in the case of the Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs) from the Indemnity Escrow Available Recourse all then remaining amounts in the Indemnity Escrow Fund and all remaining Indemnity Escrow Substitute Options and Indemnity Escrow Substitute RSUs (the “Final Indemnity Escrow Release Amount”), and shall in respect of each of the Indemnifying Parties cause Acquiror Shares to be transferred to or cause the escrow-related restrictions on exercise (in the case of the then remaining Indemnity Escrow Substitute Options) and the escrow-related vesting terms (in the case of the then remaining Indemnity Escrow Substitute RSUs) to be cancelled from the Final Indemnity Escrow Release Amount in accordance with his, her, or its Pro Rata Indemnity Escrow Portion. Acquiror and the Securityholder Representative shall deliver to the Escrow Agent a joint written instruction to release or remove, as applicable, from the Indemnity Escrow Fund the portion of the Final Indemnity Escrow Release Amount comprised of Indemnity Escrow Shares. Notwithstanding anything herein to the contrary, the aggregate number of Acquiror Shares to be transferred to any Indemnifying Party at any particular time in accordance with this Section 10.5 shall be rounded down to the nearest whole number of shares and, to the extent there are any Acquiror Shares remaining as a result of such rounding, such remaining shares shall be transferred to Acquiror to be held in treasury and the Indemnifying Parties shall have no right or interest in or to such treasury shares.”

2.24	Section 11.1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(a) By virtue of execution and delivery of this Agreement and the approval of the Purchase by the Sellers, each of the Sellers shall be deemed to have agreed to appoint, and hereby does appoint, the Securityholder Representative, to act as its, his or her lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) for all purposes in connection with this Agreement, Escrow Agreement and all matters involving the Exchange Agent and the payments to be disbursed therefrom, including with respect to the following on behalf of the Securityholders: (i) to give and receive notices and communications in respect of all Relevant Matters, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such

Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (ii) to authorize or object to any claims hereunder, including those by any Indemnified Party; (iii) to agree to, negotiate, enter into settlements and compromises of, demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or by any such Indemnifying Party against any Indemnified Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (iv) consent or agree to any amendment to this Agreement or the Escrow Agreement at any time; (v) grant any extension or waiver under or in connection with this Agreement; (vi) to take all actions and make all filings on behalf of such Securityholders with any Governmental Entity or other Person necessary to effect the consummation of the Purchase; and (vii) to take all other actions that are either (A) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or in connection with this Agreement or the Escrow Agreement, or (B) specifically mandated, permitted, or contemplated by the terms of this Agreement, in each case of clauses (i) through (vii), inclusive, without having to seek or obtain the consent of any Person under any circumstance. The powers, immunities and rights to indemnification granted to the Securityholder Representative hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Indemnifying Party and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Indemnifying Party of the whole or any fraction of his, her or its interest in the Indemnity Escrow Fund. The Securityholder Representative may resign at any time upon 30 days’ prior written notice to Acquiror. In the event that the Securityholder Representative becomes unable or unwilling to continue in its capacity as Securityholder Representative or if the Securityholder Representative has resigned as Securityholder Representative, a new representative shall be appointed by written consent of the Sellers then holding two thirds (2/3) of all Pro Rata Portions prior to such resignation, with written notice to Acquiror. Subject to such duly appointed representative entering into an agreement pursuant to which such representative becomes a party to, and bound by, this Agreement as the Securityholder Representative hereunder and which agreement includes such representative’s contact information for notices to be delivered pursuant to Section 12.2 to such representative as the Securityholder Representative hereunder (the “Securityholder Representative Adherence Agreement”), such duly appointed representative shall be the Securityholder Representative hereunder and shall have all rights, authority and obligations appurtenant to, and shall be entitled to send and receive all notices hereunder as, the Securityholder Representative as if originally named in this Agreement and as if such contact information for notices to the Securityholder Representative were set forth in Section 12.2; provided, however, (x) Acquiror shall be an express third party beneficiary of the Securityholder Representative Adherence Agreement for purposes of enforcing the terms of this Agreement with respect to such representative as the Securityholder Representative; (y) without limiting sub-clause (x) of this proviso, Acquiror shall be entitled to be a party to the Securityholder Representative Adherence Agreement, provided that the Acquiror’s consent shall not be required for the appointment of such Securityholder Representative and the Acquiror shall have no right to delay or otherwise affect the terms of the Securityholder Representative Adherence Agreement other than pursuant to the immediately following sub-clause (z) and (z) (A) if such representative requests that the Securityholder Representative Adherence Agreement includes any alternations to the role of the Securityholder Representative under this Agreement, such changes shall be subject to the written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed and (B) the Securityholder Representative Adherence Agreement shall not include any representations, warranties, covenants, waivers or other obligations of Acquiror or its Subsidiaries.”

2.25	The definition of “Indemnifying Parties” in Annex A to the Agreement is hereby amended and restated in its entirety to read as follows:

““Indemnifying Parties” means each of the Sellers, the holders of Indemnity Escrow Substitute RSUs and the holders of Indemnity Escrow Substitute Options.”

2.26	The definition of “Pro Rata Portion” in Annex A to the Agreement is hereby amended and restated in its entirety to read as follows:

““Pro Rata Portion” means, with respect to each Indemnifying Party, an amount (expressed as a percentage) equal to the quotient of (a) the number of Company Securities held by such Indemnifying Party as of immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as converted to Company Common Stock basis in accordance with the terms of the Company Charter Document) divided by (b) the number of Company Securities held by all Indemnifying Parties as of immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as converted to Company Common Stock basis in accordance with the terms of the Company Charter Document). For purposes of clarity, the sum of the Pro Rata Portions shall at all times equal one-hundred percent.”

2.27	The following definitions are hereby added in the appropriate alphabetical order to Annex A of the Agreement:

““Company Preferred B Stock” means the Class B shares of the Company, as specified in the Company Charter Document.

“Company Preferred C Stock” means the Class C shares of the Company, as specified in the Company Charter Document.

“Company Preferred D Stock” means the Class D shares of the Company, as specified in the Company Charter Document.

“Company Preferred E Stock” means the Class E shares of the Company, as specified in the Company Charter Document.

“Company Preferred F Stock” means the Class F shares of the Company, as specified in the Company Charter Document.

“Company Preferred G Stock” means the Class G shares of the Company, as specified in the Company Charter Document.

“NYSE” means the New York Stock Exchange.

“Pro Rata Contribution Escrow Portion” means, with respect to each Indemnifying Party, an amount (expressed as a percentage) equal to the quotient of (a) the number of Company Securities (excluding, without duplication, shares of Preference Eligible Company Preferred Stock and shares of Potential Preference Eligible Company Preferred Stock) held by such Indemnifying Party as of immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as-converted to Company Common Stock basis in accordance with the terms of the Company Charter Document) divided by (b) the number of Company Securities (excluding, without duplication, shares of Preference Eligible Company Preferred Stock and shares of Potential Preference Eligible Company Preferred Stock) held by all Indemnifying Party as of immediately prior to the Closing (which, in respect of each share of Company Preferred Stock, shall be calculated on an as-converted to Company Common Stock basis in accordance with the terms of the Company Charter Document).

“Pro Rata Indemnity Escrow Portion means, with respect to each Indemnifying Party, an amount (expressed as a percentage) equal to the quotient of (a) the sum of the aggregate number of Acquiror Shares issuable to such Indemnifying Party pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(h)(iii)(B) plus the aggregate number of Acquiror Shares issuable to such Indemnifying Parties upon the full exercise of all Substitute Options and the full settlement of all Substitute RSUs issuable to such Indemnifying Party pursuant to Section 1.1(h) (in each case, prior to giving effect to the reduction of such amounts with respect to the Escrow Shares pursuant to Section 2.3(e)) divided by (b) the sum of the aggregate the number of Acquiror Shares issuable to all Indemnifying Parties pursuant to Section 1.1(d)(i), Section 1.1(d)(ii) and Section 1.1(h)(iii)(B) plus the aggregate number of Acquiror Shares issuable to all Indemnifying Parties upon the full exercise of all Substitute Options and Substitute RSUs issuable to such Indemnifying Party pursuant to Section 1.1(h) (in each case, prior to giving effect to the reduction of such amounts with respect to the Escrow Shares pursuant to Section 2.3(e)).”

2.28	Schedule 1.1(d)(ii)(A) and Schedule 1.1(d)(ii)(C)b) are hereby added to the Agreement to read as set forth in Schedule 1.1(d)(ii)(A) and Schedule 1.1(d)(ii)(C)b) to this Amendment, respectively.

2.29

Exhibit A-2 (Form of Lockup Agreement) and Exhibit A-3 (Form of Joinder Agreement) to the Agreement are hereby amended and restated in their entirety to read as set forth in the forms attached as Exhibit A and Exhibit B to this Amendment, respectively. References in the Agreement to the Lockup Agreement and the Joinder Agreement shall mean the form of Lockup Agreement and the form of Joinder Agreement in substantially the forms attached hereto.

2.30

In connection with entering into this Agreement, certain parties to the Stock Restriction Agreement are entering into letter agreements in order to make certain agreed-upon changes to the Stock Restriction Agreement, in each case, in connection with the matters contemplated by this Amendment. References in the Agreement to the Stock Restriction Agreement shall mean the Stock Restriction Agreements as amended pursuant to such letter agreements.

3.	REPRESENTATIONS AND WARRANTIES.

3.1

The Company represents and warrants to Acquiror that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action on the part of the Company, including by the unanimous approval of the Company’s Board of Directors and the Managing Director (as defined in the Company Stockholders Agreements) and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

3.2

The Acquiror represents and warrants to the Company that (i) it has the corporate power and authority to execute and deliver this Amendment, (ii) this Amendment has been duly and validly authorized by all necessary action on the part of Acquiror, including by the unanimous approval of Acquiror’s Board of Directors and (iii) this Amendment has been duly and validly executed and delivered and, assuming due authorization and execution by the other parties hereto, constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

4.	EFFECT OF AMENDMENTS; NO OTHER CHANGES

4.1

This Amendment shall form a part of the Agreement for all purposes, and each party hereto and thereto shall be bound hereby. Except as expressly set forth in this Amendment, the Agreement is otherwise unmodified and the Agreement and all of the terms and provisions of the Agreement (as amended by this Amendment) shall continue in full force and effect and are hereby ratified and confirmed by the Parties.

4.2

On and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein” or words of similar import, and each reference to the Agreement in the Related Agreements or any other agreements, documents, or instruments executed and delivered pursuant to, or in connection with, the Agreement will mean and be a reference to the Agreement as amended by this Amendment; provided, however, that any reference in the Agreement or any Related Agreement to the date of the Agreement, including references to the “Agreement Date” and “the date hereof” (when made in relation to the Agreement) shall continue to refer to November 9, 2021.

5.	MISCELLANEOUS

5.1

Managing Director Approval. By signing this Amendment, Mikko Kuusi hereby confirms and delivers the Managing Director Consent, and the Parties agree that the signature hereto by Mikko Kuusi shall be deemed to constitute a Managing Director Consent (as such term is defined in the Company Stockholders Agreements) in relation to the subject matter and the transactions contemplated in the Agreement (including as amended by this Amendment).

5.2

Entire Agreement. The Agreement (including any Annexes, Exhibits and Schedules thereto), as amended by this Amendment, the Company Disclosure Statement, the Seller Disclosure Statement, the Acquiror Disclosure Statement and the Related Agreements, and the documents and instruments and other agreements among the Parties referenced in the Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, and are not intended to confer upon any other person any rights or remedies hereunder. Notwithstanding the foregoing, no failure or delay by Acquiror or the Company in exercising any right under the Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right under the Agreement.

5.3

Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, or principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction.

5.4

Other Provisions. The provisions of Sections 12.1, 12.2, 12.3, 12.5 to 12.12 and 12.14 of the Agreement shall apply to this Amendment and are deemed to be incorporated herein by reference in this Amendment as though they were more fully set forth herein, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, the Company and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

DOORDASH, INC.

By:	/s/ Keith Yandell
Name:	Keith Yandell
Title:	Chief Business Officer

[Signature Page to the Amendment to the Share Purchase Agreement]

IN WITNESS WHEREOF, Acquiror, the Company and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

WOLT ENTERPRISES OY

By:	/s/ Mikko Kuusi
Name:	Mikko Kuusi
Title:	Managing Director

[Signature Page to the Amendment to the Share Purchase Agreement]

IN WITNESS WHEREOF, Acquiror, the Company and the Securityholder Representative have caused this Amendment to be executed as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

/s/ Mikko Kuusi

Mikko Kuusi

[Signature Page to the Amendment to the Share Purchase Agreement]